Exhibit 99.1

China Recycling Energy Corp. Forms Joint Venture with
Erdos Metallurgy Co., Ltd.

- Waste Heat-to-Electricity to Boost Energy Efficiency at Furnaces by 10% -

- Phase One Estimated Annual Revenue $2.9 Million -

XI’AN, China, April 6, 2009 – China Recycling Energy Corp. (OTC Bulletin Board: CREG) (“CREG” or “the Company”), a fast-growing industrial waste-to-energy solutions provider in China, today announced that it has signed a joint venture (“JV”) agreement with Erdos Metallurgy Co., Ltd. (“Erdos”), located in Inner Mongolia of China, to reduce pollution and improve energy efficiency at Erdos facilities.

Pursuant to the agreement, the JV, which will initially be 80% owned by CREG through Xi’an TCH, its wholly owned subsidiary, will design, install, test, operate, and monitor 11 energy-recycling systems, which generate electricity and heat from industrial waste, at 54 iron ore furnaces owned by Erdos. The JV is expected to reduce Erdos’s dependence on the external power grid by 10% and lessen the need for coal-fired boilers to generate heat. This forthcoming energy-recycling project will be one of key projects in the province and to date the largest project of this type in China’s non-ferrous metallurgy industry.

The first system (“Phase One”) is expected to be completed and start power generation by October 2009. Phase One is projected to generate annual revenue of approximately $2.9 million (RMB 20 million) for the next 20 years. When completed, the 11 systems are projected to have a combined capacity of 70 MW with the potential to grow to 120 MW or more and 30 tons of steam per hour. Together these systems are expected to generate revenue of $38 million (RMB 265 million) per year.

“We are extremely excited about the prospects of new revenue streams for us from this JV,” said Mr. Guohua Ku, CEO of CREG. “Erdos is one of the biggest and best-known enterprises in Inner Mongolia, and it has the largest iron-alloy production facilities in China. This JV agreement is significant because it validates our engineering ability to build and manage large-scale, clustered power systems that are powered by waste gas and heat, and also designed to reduce industrial pollution. We intend to finance this JV from our own resources and also take advantage of the favorable loan terms offered by the local government’s stimulus package in Inner Mongolia.”

The JV will be set up in the Industrial Park of the town of Chessboard Well, which is located in Otog Banner, Ordos City in Inner Mongolia – the same location as Erdos itself. The JV is currently awaiting registration approval from the local authorities.

About Erdos Metallurgy Co., Ltd.

Erdos Metallurgy Co., Ltd. is a wholly owned subsidiary of Inner Mongolia Erdos Group Co., Ltd., one of China’s leading manufacturing conglomerates with total assets of $2.7 billion (RMB 18.3 billion), 24,000 employees and 115 subsidiaries in industries ranging from cashmere, coal, power, metallurgy to chemical. Erdos Group is one of China Fortune 500 companies and one of the 520 Key Enterprises designated by the Chinese government. Erdos Metallurgy Co., Ltd. is the largest iron alloy manufacturer in the world by production capacity.

About China Recycling Energy Corp.

China Recycling Energy Corp. ("CREG" or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Email: tch@creg-cn.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9412
Email: valentine.ding@us.grayling.com
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